Exhibit 99.1

RELIANCE STEEL & ALUMINUM CO. REPORTS FOURTH QUARTER AND

FULL YEAR 2015 FINANCIAL RESULTS

–   Record full year cash flow from operations of $1.0 billion

–   Fourth quarter EPS of $0.94

–   Strong operational execution; fourth quarter FIFO gross profit margin increased to 26.7%

LOS ANGELES—February 18, 2016—Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Financial Highlights

•                  Sales were $2.03 billion, down 21.4% from $2.58 billion in the fourth quarter of 2014 and down 11.4% from $2.29 billion in the third quarter of 2015.

•                  Tons sold were down 6.1% from the fourth quarter of 2014 and down 7.1% from the third quarter of 2015, with the average selling price per ton sold down 16.6% from the fourth quarter of 2014 and down 4.5% from the third quarter of 2015.

•                  Net income attributable to Reliance was $68.6 million, down 25.7% from $92.3 million in the fourth quarter of 2014 and up 33.5% from $51.4 million in the third quarter of 2015.

•                  Earnings per diluted share were $0.94, down 20.3% from $1.18 in the fourth quarter of 2014 and up 36.2% from $0.69 in the third quarter of 2015.

•                  Non-GAAP earnings per diluted share were $0.87, down 13.9% from $1.01 in the fourth quarter of 2014 and down 25.0% from $1.16 in the third quarter of 2015.

•                  A pre-tax LIFO inventory valuation credit adjustment, or income, of $42.0 million, is included in cost of sales compared to a pre-tax LIFO charge, or expense, of $24.5 million in the fourth quarter of 2014 and a credit of $35.0 million in the third quarter of 2015.

•                  The effective tax rate was 27.1%, compared to 26.6% in the fourth quarter of 2014 and 32.1% in the third quarter of 2015.

•                  Cash flow from operations was $308.7 million in the fourth quarter of 2015 and net debt-to-total capital was 31.8% at December 31, 2015.

•                  Reliance repurchased $13.2 million of its common stock, or 0.2 million shares, at an average price of $54.63 per share, during the fourth quarter of 2015.

•                  A quarterly cash dividend of $0.40 per share was declared on February 16, 2016 for stockholders of record as of March 11, 2016 and will be payable on March 31, 2016.

Full Year 2015 Financial Highlights

•                  Sales were $9.35 billion, down 10.5% from $10.45 billion in 2014.

•                  Tons sold were down 2.8% from 2014 and the average selling price per ton sold was down 8.6%.

•                  Net income attributable to Reliance was $311.5 million, down 16.2% from $371.5 million in 2014.

•                  Earnings per diluted share were $4.16, down 12.1% from $4.73 in 2014.

•                  Non-GAAP earnings per diluted share were $4.55, down 5.8% from $4.83 in 2014.

•                  A pre-tax LIFO inventory valuation credit adjustment, or income, of $117.0 million, is included in cost of sales compared to a pre-tax LIFO charge, or expense, of $54.5 million in 2014.

•                  The effective tax rate was 31.1% for both 2015 and 2014.

•                  Cash flow from operations was a record $1.0 billion, compared to $356.0 million in 2014.

•                  Reliance repurchased $355.5 million of its common stock, or 6.2 million shares, at an average price of $57.39 per share in 2015.  On October 20, 2015, the Board of Directors amended Reliance’s existing share repurchase program increasing by 7.5 million shares the total shares authorized for repurchase and extending the share repurchase program through December 2018.

Management Commentary

“We were very pleased with our strong operational execution throughout 2015 despite a very challenging economic environment that continued to pressure metals pricing,” said Gregg Mollins, President and Chief Executive Officer of Reliance.  “We finished the year generating record cash flow from operations of $1.0 billion, which affords us ample liquidity and financial flexibility to execute on our capital allocation priorities. We were also successful in reducing inventory, a key area of focus for Reliance in 2015, by an additional $193.3 million during the quarter, and $433.1 million for the year.  We once again increased our fourth quarter FIFO gross profit margin to 26.7%, up 30 basis points from the prior quarter, and up 160 basis points from the fourth quarter of 2014.  The ability of our managers in the field to increase our FIFO gross profit margin in each successive quarter of 2015, during a period when metals pricing declined each successive quarter, reflects the outstanding quality of people that we have throughout Reliance.”

Mr. Mollins continued, “Notwithstanding the slumping energy market and ongoing concerns over slowed growth in China, demand trends held up relatively well during the fourth quarter, yet were softer than anticipated.  Fourth quarter demand also reflected the normal seasonal slowdown caused by fewer shipping days due to the holiday season and holiday-related closures by many of our customers.  Our fourth quarter tons sold were down 7.1% from the third quarter, and once again outperformed the MSCI industry average decline of 10.1%. For the full year of 2015 compared to 2014, we outpaced the industry with a 2.8% decline in tons sold compared to the MSCI industry average decline of 7.5%. Pricing was also softer than anticipated in the fourth quarter, despite some recent price increases on flat-rolled carbon steel and plate. We had expected fourth quarter pricing to be down 1% to 2%; however, conditions continued to soften throughout the quarter resulting in our average selling price per ton sold declining 4.5% compared to the prior quarter, and 16.6% compared to the fourth quarter of 2014.”

Mr. Mollins concluded, “Despite the challenges we face in our industry at large, I am very pleased with our 2015 performance which reflected superior operational execution. Our performance enabled us to continue to grow our market share, increase our gross profit margins, generate significant cash to fund our growth strategy - including the acquisition of Tubular Steel, Inc. on January 1, 2016 - and return value to our stockholders.  We remain optimistic about the year ahead and look forward to building upon our operational momentum.”

Fourth Quarter 2015 Business Metrics

(tons in thousands; percentage change)	Q4 2015	Q3 2015	Sequential Quarter Change	Q4 2014	Year-Over- Year Change
Tons sold	1,380.3	1,485.9	(7.1)%	1,469.3	(6.1)%
Tons sold (same-store)	1,368.2	1,474.7	(7.2)%	1,457.2	(6.1)%
Average selling price per ton sold	$1,460	$1,529	(4.5)%	$1,751	(16.6)%
Average selling price per ton sold (same-store)	$1,416	$1,485	(4.6)%	$1,711	(17.2)%

Fourth Quarter 2015 Major Commodity Metrics

	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q4 2015 Tons Sold	Q3 2015 Tons Sold	Sequential Quarter Change	Q4 2014 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,127.9	1,216.0	(7.2)%	1,199.3	(6.0)%	(5.2)%	(18.0)%
Aluminum	81.7	85.7	(4.7)%	81.8	(0.1)%	(2.1)%	(5.0)%
Stainless steel	71.8	76.3	(5.9)%	73.8	(2.7)%	(7.3)%	(22.5)%
Alloy	47.8	56.0	(14.6)%	76.7	(37.7)%	(0.9)%	(9.0)%

	Sales ($ in millions; percentage change)
	Q4 2015 Sales	Q3 2015 Sales	Sequential Quarter Change	Q4 2014 Sales	Year-Over-Year Change
Carbon steel	$1,076.1	$1,223.4	(12.0)%	$1,394.6	(22.8)%
Aluminum	$416.3	$446.2	(6.7)%	$438.3	(5.0)%
Stainless steel	$283.0	$324.4	(12.8)%	$375.3	(24.6)%
Alloy	$126.4	$149.6	(15.5)%	$223.2	(43.4)%

Full Year 2015 Business Metrics

(tons in thousands; percentage change)	2015	2014	Year-Over- Year Change
Tons sold	5,918.9	6,086.9	(2.8)%
Tons sold (same-store)	5,871.5	6,067.9	(3.2)%
Average selling price per ton sold	$1,572	$1,719	(8.6)%
Average selling price per ton sold (same-store)	$1,529	$1,704	(10.3)%

Full Year 2015 Major Commodity Metrics

	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2015 Tons Sold	2014 Tons Sold	Year-Over- Year Change	Year-Over-Year Change
Carbon steel	4,831.6	4,983.9	(3.1)%	(10.3)%
Aluminum	343.4	321.4	6.8%	1.8%
Stainless steel	303.8	312.8	(2.9)%	(9.1)%
Alloy	230.8	320.3	(27.9)%	(5.4)%

	Sales ($ in millions; percentage change)
	2015 Sales	2014 Sales	Year-Over-Year Change
Carbon steel	$5,023.0	$5,781.6	(13.1)%
Aluminum	$1,801.5	$1,655.7	8.8%
Stainless steel	$1,339.5	$1,517.2	(11.7)%
Alloy	$636.9	$934.4	(31.8)%

End-market Commentary

During the fourth quarter of 2015, Reliance experienced a general drop off in demand consistent with normal seasonal trends in the fourth quarter, mainly due to reduced shipping days from customer closures over the holidays.  While Reliance had expected reduced demand in the quarter, macro sentiment regarding general economic factors, including a continued decline in oil prices, was more negative than anticipated.  The Company expects underlying demand to increase in the first quarter of 2016 as compared to the fourth quarter of 2015 due to normal seasonal factors, including additional shipping days.

•                  Automotive demand, supported mainly by the Company’s toll processing operations in the U.S. and Mexico, remains strong and is expected to continue at current production rates in 2016.  Reliance has increased its toll processing volume and investments in this business primarily to support incremental processing from the increased usage of aluminum by the automotive industry.

•                  Aerospace demand remained strong throughout 2015 and is expected to continue at current strong levels through 2016 given healthy “build” rates and a robust backlog.  Reliance expects it will continue to grow its market share in aerospace given the various investments and key acquisitions it has made in this space.

•                  Heavy industry demand remained at low levels.  Reliance expects demand in heavy industry, specifically in road equipment, to increase in 2016 as a result of the five year infrastructure bill that was passed in December 2015.

•                  Non-residential construction continues to improve, but remains well below peak levels. Reliance believes that this important end-market will continue to maintain gradual, positive growth in 2016.

•                  Energy (oil and gas) demand for the products Reliance sells declined significantly in 2015, with further declines in the fourth quarter, due to the severe drop in oil prices and is expected to remain under pressure in 2016.

Balance Sheet & Liquidity

The Company generated record cash flow from operating activities of $1.0 billion in the twelve months ended December 31, 2015, compared to $356.0 million in 2014.  The Company paid down $167.5 million of debt during the fourth quarter, and $376.6 million in 2015, with total debt outstanding of $1.9 billion at

December 31, 2015, and a net debt-to-total capital ratio of 31.8%.  The Company had $1.1 billion available for borrowings on its $1.5 billion revolving credit facility at December 31, 2015.

“As part of our concerted effort to significantly reduce our inventories over the course of 2015, we were able to generate record cash from operations, allowing us to continue investing in the growth of our business and returning capital to stockholders,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance.  “Our business model allows us to generate cash during cyclical downturns through effective working capital management, along with strong operational profits.  We used our $1.0 billion of cash from operations to fund $172.2 million of capital expenditures, pay $120.1 million of dividends to our stockholders, repurchase $355.5 million of our shares, and reduce our debt by $376.6 million.  Our strong liquidity position also enabled us to further grow our business with an acquisition in early 2016.”

Corporate Developments

On February 16, 2016, the Board of Directors declared a quarterly cash dividend of $0.40 per share of common stock, payable on March 31, 2016 to stockholders of record as of March 11, 2016. The Company has paid regular quarterly dividends for 56 consecutive years and has increased the dividend 22 times since the 1994 IPO.

During the three months ended December 31, 2015, the Company repurchased $13.2 million of its common stock under its existing share repurchase program.  Reliance repurchased 6.2 million shares in 2015 at an average price of $57.39 per share, for a total of $355.5 million.  At December 31, 2015, approximately 8.4 million shares remained available for repurchase under the share repurchase program.  The Company expects to continue opportunistically repurchasing shares of its common stock going forward.

Effective January 1, 2016, Reliance acquired all of the capital stock of Tubular Steel, Inc. (“TSI”), a distributor and processor of carbon, alloy and stainless steel pipe, tubing and bar products.  Headquartered in St. Louis, Missouri and founded in 1953, TSI stocks over 60,000 tons and ships custom-cut lengths of pipe, tubing and bar products from its seven service center locations across the United States.  TSI also has a fabrication business located in the St. Louis area that supports its diverse customer base.  TSI’s net sales were approximately $200 million for the twelve months ended December 31, 2014.

Business Outlook

Reliance management is confident in the Company’s continued ability to execute well in the current environment, and is optimistic that the U.S. economy will continue its slow growth going forward.  As a result, Reliance management estimates a sequential increase in tons sold of approximately 6% to 8% in the first quarter of 2016 over the fourth quarter of 2015, which includes both the normal seasonal increase in shipping volumes compared to the fourth quarter and additional volume from Tubular Steel, Inc.  Reliance management also believes that metals pricing for most products the Company sells has stabilized at the current low levels, with the potential to improve slightly in the first quarter, as a result of the price increases announced for a number of the products the Company sells.  Accordingly, management expects the Company’s average selling price in the first quarter of 2016 to be flat to up  1.5% from the fourth quarter of 2015. However, given this pricing scenario, Reliance does not anticipate any LIFO adjustment in the first quarter of 2016, compared to $0.35 per share of LIFO income in the fourth quarter of 2015.  As a result, management currently expects Non-GAAP earnings per diluted share to be in the range of $0.80 to $0.90 for the quarter ending March 31, 2016.

Conference Call Details

A conference call and simultaneous webcast to discuss the fourth quarter and full year 2015 financial results and business outlook will be held today, February 18, 2016 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time.  To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13629147.  The call will also be broadcast live over the Internet hosted on the Investors section of the Company’s website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 3, 2016 by dialing (877) 870-5176 and entering the conference ID: 13629147. The webcast will remain posted on the Investors section of Reliance’s web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may include, but are not limited to, discussions of Reliance’s business strategies and its expectations concerning future metals pricing and demand and the Company’s results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management’s estimates, projections and assumptions as of today’s date that may not prove to be accurate.  Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the “SEC”).  As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Communications

(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.

SELECTED UNAUDITED FINANCIAL DATA

(in millions, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Income Statement Data:

Net sales	$2,026.2	$2,576.7	$9,350.5	$10,451.6
Gross profit(1)	582.0	622.3	2,546.9	2,621.0
Operating income	115.4	136.1	546.6	617.4
Pre-tax income	94.5	127.6	458.7	546.3
Net income attributable to Reliance	68.6	92.3	311.5	371.5
Diluted earnings per share attributable to Reliance stockholders	$0.94	$1.18	$4.16	$4.73
Non-GAAP diluted earnings per share attributable to Reliance stockholders(2)	$0.87	$1.01	$4.55	$4.83
Weighted average shares outstanding — diluted	72,614,482	78,440,744	74,902,064	78,615,939
Gross profit margin(1)	28.7%	24.2%	27.2%	25.1%
Operating income margin	5.7%	5.3%	5.8%	5.9%
Pre-tax income margin	4.7%	5.0%	4.9%	5.2%
Net income margin — Reliance	3.4%	3.6%	3.3%	3.6%
Cash dividends per share	$0.40	$0.35	$1.60	$1.40

	December 31,	December 31,
	2015	2014*
Balance Sheet and Other Data:

Current assets	$2,554.2	$3,121.1
Working capital	1,564.5	2,458.3
Property, plant and equipment, net	1,635.5	1,656.4
Total assets	7,121.6	7,822.4
Current liabilities	989.7	662.8
Long-term debt	1,427.9	2,208.1
Total Reliance stockholders’ equity	3,914.1	4,099.0
Capital expenditures	172.2	190.4
Cash provided by operations	1,025.0	356.0
Net debt-to-total capital(3)	31.8%	34.9%
Return on Reliance stockholders’ equity(4)	7.6%	9.6%
Current ratio	2.6	4.7
Book value per share(5)	$54.59	$53.03

* Amounts were derived from audited financial statements.

(1) Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

(2) See accompanying Non-GAAP earnings reconciliation.

(3) Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash). The December 31, 2014 percentage has been retrospectively adjusted pursuant to our adoption of accounting changes related to the presentation of debt issuance costs.

(4) Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.

(5) Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts)

	December 31,	December 31,
	2015	2014*

ASSETS

Current assets:
Cash and cash equivalents	$104.3	$106.2
Accounts receivable, less allowance for doubtful accounts of $16.3 at December 31, 2015 and $18.3 at December 31, 2014	916.6	1,144.6
Inventories	1,436.0	1,752.1
Prepaid expenses and other current assets	60.8	71.8
Income taxes receivable	36.5	—
Deferred income taxes	—	46.4
Total current assets	2,554.2	3,121.1
Property, plant and equipment:
Land	196.2	197.5
Buildings	1,006.3	983.2
Machinery and equipment	1,569.8	1,479.8
Accumulated depreciation	(1,136.8)	(1,004.1)
	1,635.5	1,656.4

Goodwill	1,724.8	1,736.4
Intangible assets, net	1,125.4	1,227.4
Cash surrender value of life insurance policies, net	45.8	46.4
Other assets	35.9	34.7
Total assets	$7,121.6	$7,822.4

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$247.0	$286.5
Accrued expenses	83.0	98.2
Accrued compensation and retirement costs	118.7	128.4
Accrued insurance costs	40.2	46.6
Current maturities of long-term debt and short-term borrowings	500.8	93.9
Income taxes payable	—	9.2
Total current liabilities	989.7	662.8
Long-term debt	1,427.9	2,208.1
Long-term retirement costs	103.8	102.2
Other long-term liabilities	30.4	28.5
Deferred income taxes	627.1	692.9
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: Authorized shares — 5,000,000 None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value: Authorized shares — 200,000,000 Issued and outstanding shares — 71,739,072 at December 31, 2015 and 77,337,251 at December 31, 2014	533.8	819.4
Retained earnings	3,480.0	3,328.5
Accumulated other comprehensive loss	(99.7)	(48.9)
Total Reliance stockholders’ equity	3,914.1	4,099.0
Noncontrolling interests	28.6	28.9
Total equity	3,942.7	4,127.9
Total liabilities and equity	$7,121.6	$7,822.4

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$2,026.2	$2,576.7	$9,350.5	$10,451.6

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,444.2	1,954.4	6,803.6	7,830.6
Warehouse, delivery, selling, general and administrative	412.7	431.0	1,728.5	1,789.8
Depreciation and amortization	53.9	55.2	218.5	213.8
Impairment of long-lived assets	—	—	53.3	—
	1,910.8	2,440.6	8,803.9	9,834.2

Operating income	115.4	136.1	546.6	617.4

Other income (expense):
Interest	(21.0)	(20.7)	(84.3)	(81.9)
Other expense (income), net	0.1	12.2	(3.6)	10.8
Income before income taxes	94.5	127.6	458.7	546.3
Income tax provision	25.6	33.9	142.5	170.0
Net income	68.9	93.7	316.2	376.3
Less: Net income attributable to noncontrolling interests	0.3	1.4	4.7	4.8
Net income attributable to Reliance	$68.6	$92.3	$311.5	$371.5

Earnings per share attributable to Reliance stockholders:
Diluted	$0.94	$1.18	$4.16	$4.73
Basic	$0.96	$1.19	$4.20	$4.78

Cash dividends per share	$0.40	$0.35	$1.60	$1.40

RELIANCE STEEL & ALUMINUM CO.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Twelve Months Ended
	December 31,
	2015	2014
Operating activities:
Net income	$316.2	$376.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	218.5	213.8
Impairment of long-lived assets	53.3	—
Deferred income tax benefit	(17.1)	(18.2)
Gain on sales of property, plant and equipment	(2.2)	(12.9)
Stock-based compensation expense	21.3	22.8
Other	9.8	(4.9)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	222.5	(97.2)
Inventories	306.8	(131.0)
Prepaid expenses and other assets	(25.2)	31.5
Accounts payable and other liabilities	(78.9)	(24.2)
Net cash provided by operating activities	1,025.0	356.0

Investing activities:
Purchases of property, plant and equipment	(172.2)	(190.4)
Acquisitions, net of cash acquired	(0.4)	(208.2)
Proceeds from sale of business, net	—	26.2
Other	2.7	7.4
Net cash used in investing activities	(169.9)	(365.0)

Financing activities:
Net short-term debt borrowings	12.7	1.7
Proceeds from long-term debt borrowings	573.0	719.0
Principal payments on long-term debt	(962.3)	(552.2)
Dividends and dividend equivalents paid	(120.1)	(108.7)
Exercise of stock options	15.1	28.8
Share repurchases	(355.5)	(50.0)
Other	(11.4)	(5.6)
Net cash (used in) provided by financing activities	(848.5)	33.0
Effect of exchange rate changes on cash	(8.5)	(1.4)
(Decrease) increase in cash and cash equivalents	(1.9)	22.6
Cash and cash equivalents at beginning of year	106.2	83.6
Cash and cash equivalents at end of year	$104.3	$106.2

Supplemental cash flow information:
Interest paid during the year	$82.0	$82.4
Income taxes paid during the year, net	$204.9	$134.2

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$—	$39.2

RELIANCE STEEL & ALUMINUM CO.

NON-GAAP EARNINGS RECONCILIATION

(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	September 30, 2015	December 31, 2014

Net income attributable to Reliance	$68.6	$51.4	$92.3	$0.94	$0.69	$1.18
Acquisition and related charges	—	—	0.1	—	—	—
Gain on acquisition achieved in stages	—		(11.4)			(0.15)
Antitrust related litigation gain	(8.6)	—	(1.8)	(0.12)	—	(0.02)
Impairment and restructuring charges	—	55.5	1.0	—	0.75	0.01
Other non-recurring settlement costs	—	—	3.2	—	—	0.04
Income tax expense (benefit), related to above items	3.3	(21.1)	3.6	0.05	(0.28)	0.05
Gain related to sale of non-core assets	—	—	(12.7)	—	—	(0.16)
Income tax expense related to sale of non-core assets	—	—	4.8	—	—	0.06
Net income attributable to Reliance, adjusted	$63.3	$85.8	$79.1	$0.87	$1.16	$1.01

	Net Income		Diluted EPS
	Twelve Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Net income attributable to Reliance	$311.5	$371.5	$4.16	$4.73
Acquisition and related charges	—	0.9	—	0.01
Gain on acquisition achieved in stages	—	(11.4)		(0.15)
Antitrust related litigation (gain) costs	(8.6)	23.2	(0.12)	0.30
Impairment and restructuring charges	56.3	1.0	0.75	0.01
Other non-recurring settlement costs	—	4.2	—	0.05
Income tax benefit, related to above items	(18.1)	(6.4)	(0.24)	(0.08)
Gain, net related to sales of non-core assets	—	(11.6)	—	(0.15)
Income tax expense related to sales of non-core assets	—	8.5	—	0.11
Net income attributable to Reliance, adjusted	$341.1	$379.9	$4.55	$4.83

Reliance Steel & Aluminum Co.’s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company’s historical performance for its existing and future stockholders. Adjustments to net income and EPS include a gain from its October 2014 acquisition of Acero Prime S. de R.L. de C.V. achieved in stages, legal settlement proceeds, costs and accruals related to certain settled litigation, impairment and restructuring charges related to certain of the Company’s energy-related businesses and the anticipated sale or closure of some of those metals service center locations, other charges relating to the consolidation of three of its metals service centers, sale of non-core real estate and sale of certain non-core assets acquired as part of the Metals USA acquisition, which make comparisons to the Company’s operating results between periods difficult using GAAP measures.

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